Exhibit 99.1
Cholestech Signs Agreement to Enter Hematology Market
Collaboration Intends to Deliver a CLIA-Waived System
to Run the Most Frequently Ordered Test in Physician Offices
HAYWARD, Calif., November 17, 2005 - Cholestech Corporation (NASAQ:CTEC), a leading manufacturer of point of care testing systems, today announced that it signed a definitive agreement with Boule Diagnostic International, an international manufacturer of hematology systems, headquartered in Stockholm, Sweden. The agreement covers the development and distribution of a Complete Blood Count (CBC) test system, designed for waiver under the federal government’s Clinical Laboratory Improvement Amendments (CLIA). Currently, there are no CLIA-waived CBC systems in use in the United States and it is expected that this could be the first.
Under the terms of the agreement, Cholestech and Boule will collaborate on the development and commercialization of a point of care CBC system, designed for waiver under CLIA. Cholestech will receive exclusive distribution rights covering all human applications in the United States and Canada. For these and other rights, Cholestech will pay $2.5 million upon signing, $500,000 upon receipt of FDA 510(k) clearance and $1.0 million upon receipt of waiver under CLIA. Cholestech currently anticipates commercializing the CBC system in calendar 2007.
“We are very pleased to be working with Cholestech on the development of a CLIA-waived CBC system,” said Ernst Westman, president of Boule. “Cholestech is clearly a leading developer of point of care testing systems that are convenient, easy to use and generate lab-accurate results in minutes. This expertise and their large installed base throughout North America should help drive rapid adoption of a CLIA-waived office-based CBC test.”
In the United States alone, CBC tests were conducted in conjunction with 89 million physician office visits, more than any other laboratory test. Reimbursement for an in-office CBC test is in place and is approximately $11 per test. Millions more CBC tests are conducted for hospitalized patients and those attending outpatient clinics. The immediate opportunity for Cholestech and Boule is in the physicians’ office, where CBC tests are used to diagnose and manage treatment for a large array of acute and chronic conditions including anemia, cancer, infection, inflammation and blood clotting disorders. In addition, a CBC test is routinely ordered during an annual wellness check up.
“CBC tests are used in so many clinical areas, that it is a natural extension to Cholestech’s line of point of care diagnostic tools, designed to give health care professionals reliable results quickly and easily and this system will fit our razor/razor blade business model,” said Warren E. Pinckert II, president and CEO of Cholestech. “Boule’s tremendous expertise in the area of hematology and their world-wide reputation for developing high quality, robust test equipment combined with Cholestech’s large and expanding presence in the U.S. physician office laboratory market, present an exciting path for our collaboration.”

Currently, CBC testing is performed using large, costly analyzers which are well-suited to commercial reference and hospital laboratories capable of running large volumes of moderate complexity tests. However, these systems are poorly suited to typical physician practices. Boule’s fundamental design for a CLIA-waived system will incorporate proven hematology principles and assays, while revolutionizing the way the system operates to leverage Cholestech’s expertise in point of care testing systems. Similar to Cholestech’s current disposable model, the Cholestech/Boule CBC system will also utilize disposable cassettes, will be easy to use and generate accurate results in minutes.
A CBC test provides detailed information about three types of blood cells that play important roles in the normal function of the body: white blood cells, red blood cells and platelets. White blood cells fight infection, red blood cells carry oxygen to the body and remove waste from tissues, and platelets help stop bleeding by forming blood clots. After applying a blood sample, a CBC will count the total number of cells. In addition, the system will measure hemoglobin, the oxygen-carrying protein in red blood cells, and calculate certain other relevant results incorporating the red blood cell count. A total count of white blood cells alone provides only a partial picture. More information is provided when a “differential” count of the various types of white blood cells is made. The Cholestech/Boule CBC testing system will facilitate all of these measurements.
Conference Call
The Company will host a conference call and webcast available to all interested parties on Friday, November 18 at 7:00 a.m. PT. The dial-in number to access the call is (877) 707-9628 or, from international locations, (785) 832-2041. Alternatively, you may go to the Cholestech website at www.cholestech.com for the link to the webcast. The conference call replay will be available by telephone through Friday, December 2 until 9:00 p.m. PT. To access the conference call replay, dial (800) 723-0544 or from international locations, (402) 220-2656. There is no pass code required. A web archive of the call will also be made available at Cholestech’s website.
About Boule
Boule, based in Stockholm, is a private company that designs, manufactures and sells hematology instruments and reagents for both human and animal applications. Boule sells its hematology products on a worldwide basis under the Medonic and Swelab brand names.
Boule has a long history in the field of hematology beginning in the 1950’s when the first European cell counter, the Celloscope 101, was developed. Since then, several generations of hematology instruments have been successfully introduced by Boule. Today, Boule has a reputation for developing user friendly and highly accurate hematology systems that can analyze blood and its major cellular constituents to provide a Complete Blood Count (CBC) test. In addition to its strength in instrument design and manufacturing, Boule also has expertise in developing and manufacturing reagents which has been further strengthened by Boule’s formal relationship with Florida-based Clinical Diagnostic Solutions.
About Cholestech
The Cholestech LDX® System, which is certified by the Cholesterol Reference Method Laboratory Network, is a leading diagnostic system. Generating lab-accurate results in minutes, the LDX

System enables physicians to quickly identify patients who are at the most risk for heart disease and offer treatment and/or counseling in the same office visit.
Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.
Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products, visit us on the web at www.cholestech.com.
Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:
     This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: the ability to develop and commercialize a point of care CBC test system; the ability to obtain waiver under CLIA for the CBC test system; the anticipated commercialization of the CBC test system in calendar 2007; the rapid adoption of a CLIA-waived office-based CBC test; the ability of Cholestech and Boule to implement a successful collaboration; revolutionizing CBC test systems; utilizing disposable cassettes in the CBC test system; the ease of use of the developed CBC test system; the accuracy and timing of the results produced by the CBC test system; and the types of measurements that the developed CBC test system will be able to facilitate. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the development of new products; risks inherent to the regulatory approval process; market acceptance and demand for the new test system; further regulatory changes and guidelines affecting the healthcare system in the United States and Canada; risks inherent to future sales growth and the research and development process; risks inherent to collaborations between two independent companies; and risks inherent to international business transactions. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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Cholestech Investor Contact:	Cholestech Media Contact:	Boule Contact:
Jack Glenn	Chris K. Joseph	Ernst Westman
Chief Financial Officer	ckj Communications	Chief Executive Officer
Cholestech Corporation	510/339-2293	Boule Diagnostics International AB
(510) 732-7200	chris@ckjcomm.com	011 46 8 744 7700
jglenn@cholestech.com		ernst.westman@boule.se